UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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WORLD ENERGY SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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World Energy Solutions, Inc.

April 2, 2012

Dear Stockholder:

We cordially invite you to attend our 2012 Annual Meeting of Stockholders, which will be held on Thursday, May 17, 2012 at 10:00 a.m. at the Beechwood Hotel, 363 Plantation Street, Worcester, Massachusetts 01605.

On the pages following this letter you will find the notice of our 2012 Annual Meeting, which lists the business matters to be considered at the meeting, and the proxy statement, which describes the matters listed in the notice. We have also enclosed your proxy card and our annual report for the year ended December 31, 2011.

Your support of our efforts is important to the other directors and to me regardless of the number of shares you own. I hope you will vote as soon as possible. If you are a stockholder of record, you may vote by completing, signing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name” — that is, held for your account by a broker or other nominee — you will receive instructions from the holder of record that you must follow for your shares to be voted.

Following completion of the scheduled business at the 2012 Annual Meeting, we will review our business and answer questions from stockholders. We hope that you will be able to join us on May 17th.

Sincerely,

/s/ Richard M. Domaleski

RICHARD M. DOMALESKI Chief Executive Officer

WORLD ENERGY SOLUTIONS, INC.

446 Main Street

Worcester, MA 01608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 17, 2012

To the Stockholders of

World Energy Solutions, Inc.

Notice is hereby given that the 2012 Annual Meeting of Stockholders of World Energy Solutions, Inc., a Delaware corporation, will be held at the Beechwood Hotel, 363 Plantation Street, Worcester, Massachusetts 01605, on Thursday, May 17, 2012, at 10:00 a.m., local time, for the following purposes:

1.	To elect one Class III director to our Board of Directors, to hold office until our 2015 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified;

2.	To amend our 2006 Stock Incentive Plan to increase the number of shares of common stock covered by the plan by 800,000 shares from 873,816 to 1,673,816;

3.	To ratify the selection of Marcum LLP as our independent registered public accounting firm for the current fiscal year.

The stockholders will also consider and act upon any other matters that may properly come before the Annual Meeting.

Only stockholders of record at the close of business on March 23, 2012 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ James Parslow

JAMES PARSLOW Secretary

Worcester, Massachusetts

April 2, 2012

WORLD ENERGY SOLUTIONS, INC.

ANNUAL MEETING OF STOCKHOLDERS

April 2, 2012

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of World Energy Solutions, Inc. for use at our 2012 Annual Meeting of Stockholders to be held on Thursday, May 17, 2012 at 10:00 a.m., local time, at the Beechwood Hotel, 363 Plantation Street, Worcester, Massachusetts 01605 and at any adjournment or postponement of the Annual Meeting.

We are mailing this proxy statement and the enclosed proxy on or about April 2, 2012 to our stockholders of record as of March 23, 2012. We are also mailing our Annual Report for the fiscal year ended December 31, 2011 to such stockholders concurrently with this proxy statement. We will furnish, upon written request of any stockholder and the payment of an appropriate processing fee, copies of the exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Please address all such requests to Carolyn Oldenburg, World Energy Solutions, Inc., 446 Main Street, Worcester, MA 01608.

Only stockholders of record at the close of business on March 23, 2012 are entitled to receive notice of and to vote at the Annual Meeting. Each share of our common stock, par value $0.0001 per share, outstanding on the record date is entitled to one vote. As of the close of business on March 23, 2012, there were outstanding and entitled to vote 11,938,861 shares of common stock including 1,010 shares of outstanding restricted stock that are not vested.

If your shares are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your voting instruction form.

The presence, in person or by proxy, of outstanding shares of common stock representing one-third of the total votes entitled to be cast is necessary to constitute a quorum for the transaction of business at our Annual Meeting. Shares that reflect abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

The nominee for director receiving the highest number of votes “FOR” election will be elected as director. You may vote for the director nominee or withhold your vote from the director nominee. Votes that are withheld and broker non-votes will not be included in the vote tally for the election of the director and will have no effect on the results of the vote.

Amending our 2006 Stock Incentive Plan and ratifying the selection of Marcum LLP as our independent registered public accounting firm for 2012 requires the affirmative vote of a majority of all the votes present or represented at the Annual Meeting and voting on that proposal. If you abstain on the proposal, your shares will be counted for the establishment of a quorum but will not be voted on the proposal. Further, broker non-votes will be included in the determination of the presence of a quorum, but will not be counted for purposes of determining whether the proposal has been approved. As a result, abstentions and broker non-votes will not affect the results of a vote on the amendment to our 2006 Stock Incentive Plan or the ratification of the selection of Marcum LLP as our independent registered public accounting firm for 2012.

None of the matters described above to be acted upon at our Annual Meeting will result in rights of appraisal by stockholders or similar dissenters’ rights.

Shares represented by duly executed proxies received by us and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If no instructions are given, properly executed proxies will be voted “FOR” the election of the nominee named herein for director, “FOR” the amendment to our 2006 Stock Incentive Plan, and “FOR” the selection of Marcum LLP as our independent registered public accounting firm for 2012.

You may revoke your proxy at any time before it is voted on any matter by (1) giving written notice of such revocation to the Secretary of the Company at the address set forth below, (2) signing and duly delivering a proxy bearing a later date, or (3) attending our Annual Meeting and voting in person. Your attendance at our Annual Meeting will not, by itself, revoke your previously submitted proxy. If you are not a record holder of your shares, you may only revoke your proxy in accordance with the instructions provided to you by your bank or brokerage firm.

We will bear the expenses of preparing, printing and assembling the materials used in the solicitation of proxies. In addition to the solicitation of proxies by use of the mail, we may also use the services of some of our officers and employees (who will receive no compensation for such services in addition to their regular salaries) to solicit proxies personally and by telephone and email. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to the beneficial owners of shares held of record by them and we may be required to reimburse them for their reasonable expenses.

Our management does not know of any business other than the matters set forth in the Notice of Annual Meeting of Stockholders and described above that will be presented for consideration at the Annual Meeting. If any other business should properly come before the Annual Meeting, the persons named as proxies will vote the proxies, insofar as the proxies are not limited to the contrary, in regard to such other matters, as seems to them to be in the best interest of the Company and its stockholders. Each of the persons appointed by the enclosed form of proxy present and acting at the meeting, in person or by substitution, may exercise all of the powers and authority of the proxies in accordance with their judgment.

Our principal executive offices are located at 446 Main Street, Worcester, Massachusetts 01608.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) is divided into three classes: two Directors in Class I, two Directors in Class II and one Director in Class III. Directors serve for three-year terms with one class of Director being elected by the Company’s stockholders at each Annual Meeting.

At the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated Mr. Richard Domaleski for re-election. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the re-election of Mr. Domaleski as director. If elected, the nominee will serve until our 2015 Annual Meeting of Stockholders and until such director’s successor has been duly elected and qualified. Management does not contemplate that the nominee will be unable to serve, but in that event, proxies solicited hereby may be voted for a substitute nominee designated by our Board or our Board may choose to reduce the number of directors serving on the Board.

Our Board of Directors recommends that stockholders vote “FOR” the election of the nominee as director of World Energy Solutions, Inc.

INFORMATION AS TO DIRECTORS

Set forth below is the name and age of each member of our Board of Directors, including the nominees for director, his principal occupation for at least the past five years, the year each became a member of our Board of Directors and certain other information. The information is current as of March 2, 2012.

Name	Age	Present Principal Employment and Prior Business Experience	Director Since
Class III Director: Term expires at 2012 Annual Meeting of Stockholders

Richard Domaleski	42	Mr. Domaleski has served as our Chief Executive Officer since 1999, and as our President from 1999 to 2007. Mr. Domaleski is Founder and CEO of World Energy and has been the driving force behind the Company’s vision and sales execution. In 1996, Rich co-founded World Energy’s predecessor, Oceanside Energy, which became one of the first aggregators to be granted a FERC tariff. Since that time, he has brought together the speed and accessibility of the Internet with a powerful transaction model to create the Company’s award-winning online exchanges, successfully guiding World Energy to a leadership position in the industry. Mr. Domaleski is the nephew of Mr. Thad Wolfe. Mr. Domaleski’s role as founder of the Company and pioneering work in the online energy procurement field assisted the Company in reaching the conclusion that Mr. Domaleski should serve as a director.	1999

Name	Age	Present Principal Employment and Prior Business Experience	Director Since
Class I Directors: Term expires at 2013 Annual Meeting of Stockholders

Thad Wolfe	69	Since September 2008, Mr. Wolfe has been the owner of Polaris Results LLC and an independent contractor currently supporting with QinetiQ-North America, a technology and services company, Taxi 2000, a Personal Rapid Transit company; and is on the Board of NanoVapor Inc. Mr. Wolfe worked full-time as Air Force Practice Leader with the Thomas Group during 2007 and 2008. From 1999 to February 2007, Mr. Wolfe was employed with SAIC (NYSE: SAI), a Fortune 500 scientific, engineering and technology applications company, in various roles, including as a business unit general manager and as account manager for the North American Aerospace Defense Command (NORAD) and United States Northern Command (USNORTHCOM). Mr. Wolfe served over 31 years in the United States Air Force, retiring in 1996 as a Lieutenant General. Mr. Wolfe’s strong background in government business, long military career, work in public service, and experience at SAIC assisted the Company in reaching the conclusion that Mr. Wolfe should serve as a director.	2007

Patrick Bischoff	43	Mr. Bischoff is a successful entrepreneur, angel investor and board member. Since the Fall of 2007, he has been the Managing Director and founder of Luminor Ventures, Inc., which consults for, and holds equity investments in, energy, environmental technology, advanced engineering, medical services and other companies. From 2001 to present, Mr. Bischoff has also been the Managing Director and founder of Spinnaker Ventures LLC, a venture capital firm specializing in IT, communications, children’s media, and business services investments. He co-founded Saba Software Inc. (NASDAQ: SABA) in 1996 and held various positions with the company through 2001. He presently sits on boards and advisory boards, and he holds a Masters in International Management with distinction from Thunderbird (Arizona). Mr. Bischoff’s broad executive experience in founding, investing and creating technology start-up companies assisted the Company in reaching the conclusion that Mr. Bischoff should serve as a director.	2004

Class II Directors: Term expires at 2014 Annual Meeting of Stockholders

Edward Libbey	65	Dr. Libbey is the chairman of our Board of Directors. He brings to this post nearly 40 years of senior international management experience in the energy and high technology industries, including over 20 years with BP, where he served in a variety of commercial, strategic and operational roles in the U.S. and Europe. While at BP, Dr. Libbey played a leading role in creating and running the Company’s international oil trading business. For the last five years, he has been the co-owner and principal of Edward Libbey Consultants Limited, an energy advisory and recruitment consulting firm, where he has completed senior assignments for energy companies around the world. Dr. Libbey holds a First Class Degree and Doctorate in Chemistry from Cambridge and is a Fellow of the Energy Institute. Dr. Libbey’s vast experience in the field of energy and financial expertise assisted the Company in reaching the conclusion that Dr. Libbey should serve as a director.	1999

Name	Age	Present Principal Employment and Prior Business Experience	Director Since
John Wellard	65	From March 1996 to April 2005, Mr. Wellard was employed with Union Gas Limited, a Spectra Energy (NYSE: SE) company with $5 billion in assets. He was the Company’s President from May 2003 to December 2004 and served there in various other capacities, including as Senior Vice President of Sales and Marketing & Business Development, Vice President of Sales and Marketing, Senior Vice President of Asset Management and Vice President of Operations. Mr. Wellard’s significant experience in the field of energy assisted the Company in reaching the conclusion that Mr. Wellard should serve as a director.	2006

DIRECTOR COMPENSATION

Members of our Board of Directors who were employees of World Energy received no compensation for their service as directors. In 2011, each of our non-employee directors was compensated for their service as directors, and in 2012, each of our non-employee directors will be compensated for their service as directors as follows:

	2011 ($)	2012 ($)
Annual retainer	15,000	15,000

Regularly scheduled Board meetings attended in person	1,500	1,500

Regularly scheduled committee meetings attended in person	1,500	1,500

For 2012, each such director was provided the irrevocable option, at his sole election, to be compensated for all or a portion of his annual retainer and/or fee for in-person attendance at regularly scheduled Board and committee meetings in an equivalent dollar value of shares of common stock in lieu of cash, provided that such election was made prior to December 31, 2011. Mr. Wolfe and Mr. Wellard have elected to be paid 100% of their annual retainer in common stock of the Company, Dr. Libbey has elected to be paid 33.33% of his annual retainer in common stock of the Company, and Mr. Bischoff has elected to be paid none of his annual retainer in common stock of the Company. None of the directors elected to take any portion of the fee for in-person attendance at regularly scheduled meetings in shares of common stock. On the date of the regularly scheduled Board meetings we set the price of the common stock to equal the current day’s closing price of our common stock on the NASDAQ Capital Market.

Directors do not receive any additional compensation for participation in meetings held by conference call. We reimburse non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings and for fees and reasonable out-of-pocket expenses for their attendance at director education seminars and programs they attend at the request of the Board.

The following table contains information on compensation earned by the non-employee members of our Board of Directors during the fiscal year ended December 31, 2011.

2011 DIRECTOR COMPENSATION

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)		Total ($)
John Wellard	12,000	15,000	—	—		27,000
Edward Libbey	23,500	5,000	—	—		28,500
Patrick Bischoff	21,000	—	—	8,625	(4)	29,625
Thad Wolfe	13,500	15,000	—	—		28,500

(1)	Richard Domaleski, one of our directors, is also our Chief Executive Officer and a named executive officer. Mr. Domaleski does not receive any additional compensation as a director. See “Summary Compensation Table” below for disclosure relating to his compensation.
(2)	Amounts consist of stock received in lieu of cash for annual retainers.
(3)	There were no stock options granted to our non-employee directors during 2011, and with respect to stock options, no dollar amounts were recognized for financial statement reporting purposes for the year ended December 31, 2011. There were no stock options held by non-employee directors at December 31, 2011.
(4)	This figure represents consulting fees paid by the Company to Mr. Bischoff.

CORPORATE GOVERNANCE

Our Commitment to Good Corporate Governance

We believe that good corporate governance and an environment of the highest ethical standards are important for us to achieve business success and to create value for our stockholders. Our Board is committed to high governance standards and continually works to improve them. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities on corporate governance and other public companies. We also review guidance and interpretations provided from time to time by the Securities and Exchange Commission (“SEC”), The NASDAQ Stock Market (“NASDAQ”), and under Canadian securities law rules and consider changes to our corporate governance policies and practices in light of such guidance and interpretations.

Role of Our Board of Directors

Our Board monitors overall corporate performance and the integrity of our financial controls and legal compliance procedures, seeking the opinions of independent auditors and legal counsel as appropriate. It elects our chief executive officer who serves at the discretion of the Board. The Board may appoint other executive officers from time to time as it deems appropriate. There are no family relationships among any of our directors or officers except as noted above.

Members of our Board keep informed about our business through discussions with our chief executive officer and other members of our senior management team, by reviewing materials provided to them on a regular basis and in preparation for Board and committee meetings, by participating in meetings of the Board and its committees, and by making other inquiries as they consider appropriate from time to time. In addition, we hold periodic meetings between members of executive management and the Board, during which members of the executive management team provide reviews of various aspects of our business operations and discuss our strategy with respect to such operations.

Our Board met nine times during 2011. During 2011, each director attended at least 75% of the meetings of the Board and committees of the Board on which the director served.

Performance of Our Board

Our Board considers it important to continually evaluate and improve its effectiveness and that of its committees. Our Board and each of its standing committees conduct annual self-evaluations. The Corporate Governance and Nominating Committee oversees our Board’s self-evaluation process. The results of each committee’s annual self-evaluation are reported to the full Board.

Business Ethics and Compliance

We have adopted a Code of Business Conduct and Ethics applicable to all officers, employees and Board members. The Code of Business Conduct and Ethics is posted in the “Investors” section of our website at www.worldenergy.com, and a print copy will be made available free of charge on written request to Carolyn Oldenburg, General Counsel, World Energy Solutions, Inc., 446 Main Street, Worcester, MA 01608. Any amendments to, or waivers of, the Code of Business Conduct and Ethics which apply to our Chief Executive Officer, Chief Financial Officer or any person performing similar functions will be disclosed on our website promptly following the date of such amendment or waiver.

Independence of Non-Employee Directors

SEC rules require that a majority of our Board be independent as defined under the rules of a United States national securities exchange. The Company’s shares of common stock are listed on the NASDAQ Capital Market.

The NASDAQ Capital Market defines “independent director” as a person other than an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, a director is not independent if: (a) a director who is, or at any time during the past three years was, employed by the Company; (b) a director who accepted or who has a family member who accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following: (i) compensation for Board or Board committee service; (ii) compensation paid to a family member who is an employee (other than an executive officer) of the Company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation; (c) a director who is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer; (d) a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in the Company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs; (e) a director of the Company who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity; or (f) a director who is, or has a family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years. For purposes of this rule, “family member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

Pursuant to Canadian securities laws, Canadian reporting issuers are required to have a majority of independent directors. The Canadian securities laws generally provide that a director will not be independent unless such director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). A material relationship is a relationship which could in the view of the Board of Directors, be reasonably expected to interfere with the exercise of a member’s independent judgment. In addition, a director is not independent if (a) the director is, or has been within the last three years, employed by us, is, or an immediate family member is, or has been within the last three years, one of our executive officers, (b) the director, or a member of the director’s immediate family, who is employed as an executive officer has received during any twelve-month period within the last three years more than C$75,000 (approx. US$75,000) in direct compensation from us other than director and committee fees and pension or other deferred compensation, (c) the director or an immediate family member is a current partner of a firm that is our internal or external auditor, the director is a current employee of such a firm, the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance practice, or the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time, (d) the director or a member of the director’s immediate family is, or has been within the last three years, employed as an executive officer of another company where one of our executive officers at the same time serves or served on the compensation committee of such company.

Our Board has reviewed all relationships between World Energy and each non-employee director to determine compliance with the Canadian and United States securities laws described above and to evaluate whether there are any other facts or circumstances that might impair a director’s independence. As part of its review of Mr. Bischoff’s independence, the Board considered the consulting arrangement between World Energy and Mr. Bischoff and determined it constituted a material relationship that could affect Mr. Bischoff’s independence. Based on its review, the Board determined that Dr. Libbey, Mr. Wellard and Mr. Wolfe are independent directors.

Accordingly, our Board has determined that a majority of its members are “independent” as that term is defined under the applicable SEC, NASDAQ, and Canadian securities law rules.

Communications with the Board

Our Board welcomes the submission of any comments or concerns from stockholders and any interested parties. Communications should be in writing and addressed to Carolyn Oldenburg, General Counsel, World Energy Solutions, Inc., 446 Main Street, Worcester, MA 01608 and marked to the attention of the Board or any of its committees, individual directors or non-management directors as a group. All correspondence will be forwarded to the intended recipient(s).

Annual Meeting Attendance

Directors are encouraged to attend our annual meetings of stockholders. Each director attended the 2011 Annual Meeting of Stockholders.

Committees of the Board

Our Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Each committee is composed solely of directors determined by the Board to be independent under the applicable rules of the SEC, NASDAQ, and Canadian securities laws, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934. The Board has adopted a written charter for each standing committee. You may find copies of the charters of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee in the “Investors” section of our website at www.worldenergy.com, and print copies will be made available free of charge on written request to Carolyn Oldenburg, General Counsel, World Energy Solutions, Inc., 446 Main Street, Worcester, MA 01608. The Board also may appoint from time to time ad hoc committees to address specific matters.

Audit Committee. The members of our Audit Committee are Messrs. Libbey, Wellard and Wolfe, all of whom are independent. Dr. Libbey is our audit committee financial expert. The Audit Committee met five times in 2011. The Audit Committee is responsible for assisting the Board in fulfilling its responsibilities for oversight of our accounting and financial reporting processes and audits of our financial statements. The Audit Committee will, among other things, independently monitor our financial reporting process and internal control systems, review our financial statements to ensure their quality, integrity and compliance with accounting standards, ensure the adequacy of procedures related to such review and oversee the work of our external auditors. The Audit Committee is separately designated and established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.

Compensation Committee. The members of our Compensation Committee are Messrs. Libbey, Wellard and Wolfe. The Compensation Committee met four times in 2011. The Compensation Committee is responsible for overseeing the discharge of the Board’s responsibilities related to compensation of our directors and executive officers. The Compensation Committee will, among other things, review the adequacy of compensation, review and approve corporate goals and objectives relevant to compensation and make recommendations regarding compensation of the Chief Executive Officer and our other directors and officers. The Compensation Committee will assess all aspects of compensation including salaries, bonuses, long-term incentive compensation and other performance based incentives, taking into account industry comparables to ensure that compensation is fair and reasonable. Neither the Company nor the Compensation Committee engaged any compensation consultant for assistance in determining or recommending the amount or form of executive or director compensation.

The Compensation Committee has implemented an annual performance review program for our executives, under which annual performance goals are determined and set forth in writing at the beginning of each calendar year for the Company as a whole and each executive. Annual corporate goals are proposed by management and considered for approval by the Board of Directors at the end of each calendar year for the following year. Individual goals focus on contributions that facilitate the achievement of the corporate goals and are set during the first quarter of each calendar year. Executive officer goals are discussed with the Chief Executive Officer and considered for approval by the Compensation Committee. Annual salary increases, annual bonuses, and any stock awards granted to our executives are tied to the achievement of these corporate, department and individual performance goals. The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation.

Corporate Governance and Nominating Committee. The members of our Corporate Governance and Nominating Committee are Messrs. Libbey, Wellard and Wolfe. The Corporate Governance and Nominating Committee met once in 2011. The Corporate Governance and Nominating Committee is responsible for assisting the Board in discharging its responsibilities related to corporate governance practices and the nomination of directors. The Corporate Governance and Nominating Committee will, among other things, develop our corporate governance practices, recommend procedures to assist the Board in functioning cohesively and effectively, supervise our securities compliance procedures and have the authority to engage outside advisors where necessary. This committee is also responsible for recommending to the Board director nominees to be elected at stockholder meetings, taking into consideration the appropriate size of the Board, the competencies and skills required and whether each nominee can sufficiently fulfill his or her duties as a member of the Board.

The Corporate Governance and Nominating Committee will consider for nomination to the Board candidates recommended by stockholders. Recommendations should be sent to the Corporate Governance and Nominating Committee, c/o Carolyn Oldenburg, General Counsel, World Energy Solutions, Inc., 446 Main Street, Worcester, MA 01608. The deadline for making recommendations of director nominees for possible inclusion in our proxy statement for our 2013 Annual Meeting of Shareholders is described at the end of this proxy statement under “Stockholder Proposals.” Recommendations must be in writing and must contain the information set forth in the Company’s By-Laws. The minimum qualifications and specific qualities and skills required for a nominee for director are that the nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders. In addition to considering candidates suggested by stockholders, the Corporate Governance and Nominating Committee may consider potential candidates suggested by current directors, Company officers, employees, third-party search firms and others. The Corporate Governance and Nominating Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Corporate Governance and Nominating Committee does not consider diversity a factor in choosing its nominees. The Corporate Governance and Nominating Committee determines whether the candidate meets our minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an initial screening interview is appropriate. The current nominee was approved by the non-management directors. No other nominations were received.

Board Leadership Structure and Role in Risk Oversight

Our CEO, Richard Domaleski, also serves as a director. Dr. Libbey, one of our independent directors, serves as the Company’s Chairman of the Board, and oversees a five member board, a majority of which are independent. The Chairman leads Board meetings and encourages all members of the Board to fully participate in meetings. The Company has determined that the current structure is appropriate.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 2, 2012, by:

•	each person or entity known by us to own beneficially more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of the executive officers named in the summary compensation table; and

•	all of our directors and executive officers as a group.

In accordance with SEC rules, we have included in the number of shares beneficially owned by each stockholder all shares over which such stockholder has sole or shared voting or investment power, and we have included all shares that the stockholder has the right to acquire within 60 days after March 2, 2012 through the exercise of stock options or any other right. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to shares beneficially owned by that stockholder. For purposes of determining the equity and voting percentages for each stockholder, any shares that such stockholder has the right to acquire within 60 days after March 2, 2012 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of determining the percentages for any other stockholder.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percentage of Shares Beneficially Owned (2)
Richard Domaleski / Roman Holdings Trust / RD Holdings	1,841,025	(3)	15.5%
Royce & Associates	1,186,020	(4)	10.0%
GSE Consulting, L.P. reporting group	1,000,000	(5)	8.4%
Austin W. Marxe and David M. Greenhouse	879,794	(6)	7.4%
Ardsley Advisory Partners	713,867	(7)	6.0%
Philip Adams	241,125	(8)	2.0%
Edward Libbey	182,292	(9)	1.5%
James Parslow	88,688	(10)	*
Patrick Bischoff	58,933	(11)	*
Thad Wolfe	19,175		*
John Wellard	15,134		*
All executive officers and directors (7 persons)	2,446,372	(12)	20.4%

*	Represents less than 1%
(1)

The address of each stockholder in the table is c/o World Energy Solutions, Inc., 446 Main Street, Worcester, Massachusetts 01608, except that the address of Roman Holdings Trust is 2935 Barrymore Court, Orlando, FL 32835, RD Holdings is c/o Callister Nebeker & McCullough, Parkview Plaza 1, 2180 South East 1300 Suite 600, Salt Lake City, UT 84106, Royce & Associates is 745 Fifth Avenue, New York, NY 10151, and Ardsley Advisory Partners is Romasco Place, Wickhams Cay 1, Road Town Tortola, British Virgin Islands; GSE Consulting, L.P.; GSE Consulting, GP, LLC; Gulf States Energy, Inc.; Mr. Jason Helms; and Mr. Justin Helms is 200 Crescent Court, Suite 1065, Dallas, Texas 75201; Glenwood Energy Partners, Ltd.; Glenwood, Energy Partners GP, LLC; Mr. Jeremiah Collins; and Mr. Byron G. Biggs is 550 Bailey, Suite 360, Fort Worth, Texas 76107; Mr. Billy E. Fowler is 2721 N.W. 36th Street, Norman, Oklahoma, 73072. Pursuant to the GSE Schedule 13D, Mr. Brian Dafferner is not a controlling person and no address was provided.

(2)	The number of shares and percentages has been determined as of March 2, 2012 in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. At that date, a total of 11,876,320 shares of common stock were issued and outstanding, which includes 1,511 shares of restricted stock that are outstanding and not yet vested.
(3)	Consists of 400,400 shares held in the name of Mr. Domaleski, 475,000 shares held by Dana Domaleski and David T. Bunker, as co-trustees of the Roman Holdings Trust, of which Mr. Domaleski is the principal beneficiary, and 950,000 shares held by RD Holdings LLC. Mrs. Domaleski and Mr. Bunker, as co-trustees, share voting and investment power with respect to the shares held by the Roman Holdings Trust. The trustees disclaim beneficial ownership of these shares. These shares are also pledged as collateral for a line of credit that Mr. Domaleski has with his financial institution. Includes 15,625 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 2, 2012.
(4)	The amount shown and the following information are based on a Schedule 13G/A filed with the SEC on January 24, 2012 by Royce & Associates, LLC.
(5)	We relied on a Schedule 13D filed with the SEC on November 10, 2011 by GSE Consulting, L.P (“GSE Consulting”); GSE Consulting GP, LLC; Gulf States Energy, Inc. (“Gulf States Energy”); Glenwood Energy Partners, Ltd. (“Glenwood Energy Partners”); Glenwood Energy Partners GP, LLC; Jason Helms; Justin Helms; Billy E. Fowler; Jeremiah Collins; and Byron G. Biggs (the “GSE Schedule 13D”) for this information.

GSE Consulting owned 1,000,000 shares of common stock on or about October 31, 2011.

GSE Consulting, GP is the general partner of GSE Consulting. Gulf States Energy and Glenwood Energy Partners are the two managing members of GSE Consulting, GP. Glenwood Energy Partners GP is the general partner of Glenwood Energy Partners. GSE Consulting, GP; Gulf States Energy; Glenwood Energy Partners; and Glenwood Energy Partners GP shared the power to vote and direct the disposition of the common stock owned by GSE Consulting.

Mr. Jason Helms, Mr. Justin Helms, and Mr. Billy E. Fowler are the controlling persons of Gulf States Energy, which is the co-managing member of GSE Consulting, GP. In that capacity, Messrs. Helms, Helms, and Fowler shared the power to vote and direct the disposition of the 1,000,000 shares of common stock owned by GSE Consulting. Messrs. Helms, Helms, and Fowler were each deemed to beneficially own 1,000,000 shares of common stock.

Mr. Jeremiah Collins and Mr. Byron G. Biggs are the managing members of Glenwood Energy Partners GP, the general partner of Glenwood Energy Partners. In that capacity, Messrs. Collins and Biggs shared the power to vote and direct the disposition of the 1,000,000 shares of common stock owned by GSE Consulting. Messrs. Collins and Biggs were each deemed to beneficially own 1,000,000 shares of common stock.

Pursuant to Item 6 of the GSE Schedule 13D, on or about October 31, 2011, the 1,000,000 shares of common stock were distributed as follows:

Jason Helms	237,500 shares
Justin Helms	118,750 shares
Billy E. Fowler	118,750 shares
Brian Dafferner	50,000 shares
Glenwood Energy Partners	475,000 shares
Total distribution	1,000,000 shares

The GSE Schedule 13D does not disclose whether these individuals constitute a group as defined by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, however, because of all of these individuals with the exception of Mr. Dafferner signed the GSE Schedule 13D, we have included this disclosure in our proxy.

(6)	The amount shown and the following information are based on a Schedule 13G/A filed with the SEC on February 13, 2012 by Austin W. Marxe and David M. Greenhouse who are the controlling principals of AWM Investment Company, Inc. the general partner and investment advisor to Special Situations Cayman Fund, L.P.

Special Situations Cayman Fund, L.P. owns 612,733 shares of common stock. Special Situations Fund III QP, L.P. owns 267,061 shares of common stock.

Messrs. Marxe and Greenhouse are the controlling principals of AWM Investment Company, Inc., the general partner of and investment adviser to Special Situations Cayman Fund, L.P. AWM Investment Company also serves as the general partner of MGP Advisers Limited Partnership, the general partner of and investment adviser to Special Situations Fund III QP, L.P.

Messrs. Marxe and Greenhouse share voting and investment power over 612,733 shares of common stock owned by Special Situations Cayman Fund, L.P., and 267,061 shares of common stock owned by Special Situations Fund III QP, L.P. Messrs. Marxe and Greenhouse are deemed to beneficially own an aggregate of 879,794 shares of common stock.

(7)	We relied on a Schedule 13G/A filed with the SEC on February 14, 2012 by Ardsley Partners Renewable Energy Fund, L.P.; Ardsley Renewable Energy Offshore Fund, Ltd.; Ardsley Advisory Partners; Ardsley Partners I; and Philip J. Hempleman for this information.

Ardsley Partners Renewable Energy Fund, L.P. owns 514,797 shares of common stock. Ardsley Renewable Energy Offshore Fund, Ltd owns 37,120 shares of common stock. A managed account, for which Ardsley Advisory Partners serves as investment advisor, owns 161,950 shares of common stock.

Ardsley Advisory Partners shares ownership of an aggregate of 713,867 shares of common stock. Ardsley Advisory Partners is the investment manager of Ardsley Renewable Energy Offshore Fund. It is also the investment adviser of Ardsley Partners Renewable Energy Fund and of that certain managed account. Ardsley Advisory Partners has the power to vote and direct the disposition of the common stock owned by Ardsley Renewable Energy Offshore Fund, Ardsley Partners Renewable Energy Fund, and the managed account.

Ardsley Partners I shares ownership of the 514,797 shares of common stock directly owned by Ardsley Partners Renewable Energy Fund. Ardsley Partners I is the general partner of Ardsley Partners Renewable Energy Fund and shares the power to vote and direct the disposition of the common stock owned by Ardsley Partners Renewable Energy Fund.

Mr. Philip J. Hempleman is the managing partner of Ardsley Advisory Partners and Ardsley Partners I and, in that capacity, directs their operations and may be deemed to be the indirect beneficial owner of an aggregate of 713,867 shares of common stock owned by Ardsley Renewable Energy Offshore Fund, Ardsley Partners Renewable Energy Fund, and the managed account. He disclaims beneficial ownership of all shares.

(8)	Includes 28,125 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 2, 2012.
(9)	Includes 66,300 shares of common stock held in the name of Dr. Libbey’s wife.
(10)	Includes 81,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 2, 2012.
(11)	Consists of shares held by Spinnaker Ventures LLC, of which Mr. Bischoff is the managing director and over which he holds voting and investment power. Spinnaker Ventures LLC is owned by Bischoff Alaska LLC. Mr. Bischoff’s children are the beneficiaries of the trust. Mr. Bischoff disclaims beneficial ownership of these shares and is not a trustee of the Bischoff Alaska Irrevocable Trust and holds no voting or investment power.
(12)	Includes 124,750 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 2, 2012.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

Integrity, trust, accountability, personal responsibility, employee empowerment, and transparency are some of our core values at World Energy. We believe in the power of open disclosure and know the only way to build and strengthen our reputation and company is through honesty and trust. The goal of our executive officer compensation program is the same as our goal in operating our company — to create long-term value for our shareholders. We seek to develop a highly-motivated and collaborative workforce holding ourselves to the highest standards of ethical behavior and transparency. We welcome the opportunity to share this Compensation Discussion and Analysis (CD&A) with our shareholders. The Compensation Committee of our Board of Directors oversees our executive compensation program. In this role, the Compensation Committee reviews, sets and approves annually all compensation decisions for our named executive officers.

Objectives and Philosophy of Our Executive Compensation Program

The primary objectives of the Compensation Committee with respect to executive compensation are to:

•	attract, retain and motivate the best possible executive talent;

•	ensure executive compensation is aligned with our corporate strategies and business objectives;

•	minimize risk to the organization through a reward program tightly aligned to business achievement objectives;

•

promote the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align executives’ incentives with the creation of shareholder value.

To achieve these objectives, the Compensation Committee evaluates our executive compensation program with the goal of setting compensation levels that the Committee believes are competitive with those of other companies in our industry and in our region who compete with us for executive talent. In addition, our executive compensation program ties each executive’s overall compensation to key strategic, financial and operational goals such as successful closing of strategic acquisitions, securing capital as needed, development and launch of new products, and attainment of revenue and EBITDA targets. We also may provide a portion of our executive compensation in the form of stock options that vest over time, which we believe helps to retain our executives and aligns their interests with those of our shareholders. Stock grants allow them to participate in the longer term success of our company as reflected in stock price appreciation.

We compete with many other companies for executive personnel. Accordingly, the Compensation Committee generally targets base salary and annual cash incentive bonuses for executives consistent with similarly situated executives of the companies in peer groups. Variations from this general target may occur as dictated by the experience level of the individual and market factors. Our executive officers received salary increases in 2008 based upon an analysis of peer data identified in our 2008 Compensation Discussion and Analysis, and reiterated below. Given external economic conditions since 2009, our efforts to fairly compensate our executives while maintaining maximum shareholder value, and our desire to conserve our financial resources during years of economic uncertainty, our executive officers did not receive a salary increase in 2009, 2010 or 2011.

Process for Executive Compensation Determination

The Compensation Committee is responsible for developing and administering the compensation program for executive officers. All Compensation Committee recommendations are submitted to the full Board (excluding the CEO) for final vote and approval.

The CEO, with the assistance of our Human Resources department, makes annual recommendations to the Compensation Committee regarding base salaries, cash incentive payments and equity grants for all executive officers with the exception of the CEO, whose salary is determined by the Compensation Committee.

•

In the event a salary increase is recommended, it is only made following a compilation and review of peer executive compensation survey data and an evaluation of individual performance during the prior year.

•	Annual cash incentive payments are primarily determined by our financial performance and individual objectives as defined below.

Our process for evaluating executive compensation includes providing the Compensation Committee with comprehensive information and data on the elements of executive pay for officers and other key employees from peer companies as noted below. The peer groups chosen are those with revenue targets under $300 million, business focused on the alternative/green energy industry or high-tech software space, and within geographic proximity to World Energy’s location. The Compensation Committee uses its judgment supported by facts and documentation in making compensation decisions that support our philosophy and objectives. As noted above, our executive base pay for 2011 did not change from 2010, however, below is fiscal year 2010 compensation information for peer companies that was reviewed by the Compensation Committee in order to remain informed on peer company executive pay practices.

Peer Company	2010 Annual Revenue (in millions)
Beacon Power	$0.90
Plug Power	$19.50
WORLD ENERGY	$18.00
Active Power, Inc.	$65.00
Lime Energy	$95.70
Comverge	$119.40
Enernoc	$280.20

Components of our Executive Compensation Program

The primary elements of our executive compensation program contain some or all of the following:

•	base salary;

•	annual cash incentive bonuses;

•	equity awards;

•	insurance, retirement and other employee benefits; and

•	in some cases, severance.

The Compensation Committee will utilize peer company data, where available, to assist its efforts to determine such compensation structure. We have not had any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, in the event we institute long- and short-term compensation targets, the Compensation Committee will determine what it believes to be the appropriate level and mix of the various compensation components.

Base Salary

World Energy continues to believe that base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions at comparable companies. As noted above, our executives have not received a base salary increase since 2008 in an effort to focus on continued investment in the growth of the Company. When originally determining base salaries in 2008, the Compensation Committee considered a variety of factors. Those factors included the level of the individual’s responsibility, individual’s unique skills, base salaries at prior employment, and the availability of others in the market with similar skills, experience and abilities. Those same factors continue to apply.

Base salaries are reviewed at least annually by our Compensation Committee, and are adjusted from time to time to realign salaries with market levels of our executive officers after taking into account individual responsibilities, performance and experience.

Average Base Salaries from Peer Companies
CEO	$366,674
President/COO	$351,617
CFO	$253,251

World Energy 2011 Base Salaries
CEO	$250,000
President/COO	$235,000
CFO	$190,000

Our Human Resources department uses publicly available peer company executive pay information to assess the market competitiveness of our senior executives’ salaries. Typically, salary and bonus recommendations for consideration are made by the CEO and presented to the Compensation Committee and full Board for approval.

Annual Cash Incentive Bonus

We have an annual cash incentive bonus plan for our executives. The annual cash incentive bonuses are intended to compensate for the achievement of company strategic, operational and financial goals. Amounts payable under the annual cash incentive bonus plan are fixed dollar targets, with higher ranked executives typically being compensated at a higher dollar value. Bonus targets for 2011 were given equal weight in the bonus analysis. The corporate targets generally conform to the business plan approved by the Board relating to revenue and adjusted EBITDA goals, as well as corporate strategic initiatives such as securing key strategic deals resulting in materially altering the profile of the Company, closing strategic acquisitions, or attaining third party financing, if needed. The Compensation Committee approves the Company and executive performance goals and the determination of potential bonus amounts based on achievement of those goals.

The Compensation Committee works with the Chief Executive Officer to develop corporate and individual goals that they believe can be reasonably achieved over the next year. To date, these have been task specific goals aligned with the Company’s business plan. We expect to continue to tie our executive bonuses to successful completion of our strategic initiatives and attaining corporate financial targets such as revenue and income. The Compensation Committee anticipates that this model will evolve as the Company continues to grow.

For fiscal year 2011, bonus target parameters for our executive team were defined as follows:

2011 Executive Bonus Targets	CEO	President/ COO	CFO
Attain $20.87 mm in revenue	$50,000	$41,667	$25,000
Attainment of Adjusted EBITDA goal of $2.83mm	$50,000	$41,667	$25,000
Achievement of strategic initiatives	$50,000	$41,667	$25,000
Total Annual Bonus Targets	$150,000	$125,000	$75,000

Cash incentive bonus participants are eligible for bonus payments ranging from 0% to over 200% of their targets. The target bonus awards for 2011 for the named executive officers were: $150,000 for Mr. Domaleski, $125,000 for Mr. Adams, and $75,000 for Mr. Parslow. Bonuses for 2011 were structured such that one-third of each executive’s bonus payment was tied to each target as noted above. Based upon an analysis by our Compensation Committee of the attainment of the bonus target parameters for our three executive officers, and following a recommendation by our Chief Executive Officer with respect to our President & Chief Operating Officer and Chief Financial Officer, the Compensation Committee recommended and the Board approved the following 2011 bonus payments:

2011 Corporate and Individual Bonus Targets	Target	Revenue Achievement (110% of 1/3 bonus)	Adj. EBITDA Achievement (1) (127.5%% of 1/3 bonus)	Strategic Initiative (200% of 1/3 bonus)	Discretionary Bonus (2)	2011 Bonus Payment
Chief Executive Officer	$150,000	$55,000	$63,750	$100,000	$51,250	$270,000
President & Chief Operating Officer	$125,000	$45,833	$53,125	$83,333	$30,208	$212,500
Chief Financial Officer	$75,000	$27,500	$31,875	$50,000	$10,625	$120,000

The above payments were based upon achievement greater than 101% of revenue target for 2011 resulting in 110% of bonus payment, achievement of 111% of the adjusted EBITDA target for 2011 resulting in 127.5% of bonus payment; and achievement of strategic initiatives resulting in 200% of bonus payment. Strategic initiatives included securing investment capital, the successful closing of three strategic acquisitions, and achievement of five straight profitable quarters and nine straight quarters of positive adjusted EBITDA. The strategic acquisitions included one which secured our position as an industry leader in procurement in the mid-market, another of which bolstered the launch of the Company’s energy efficiency business, and the third which enhanced our market share in traditional procurement services through the purchase of a competitor.

(1)	The Compensation Committee calculated adjusted EBITDA performance without consideration for the effect of the incremental bonus due in excess of 100% base attainment in calculating achievement of this target.

(2)	The Compensation Committee determined, in their discretion, that the achievements for 2011 were significant, due to the successful closing of three acquisitions and successive quarters of profitability and positive adjusted EBITDA and therefore, awarded a discretionary bonus as a part of each executive’s bonus payment for the year. Resulting final bonus payments equated to 180% of target for our Chief Executive Officer, 170% of target for our President/Chief Operating Officer, and 160% of target for our Chief Financial Officer.

Equity Award

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe equity grants provide executives with a strong link to our long-term performance, create an ownership culture, and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity grants is intended to further our goal of executive retention providing an incentive to our executives to remain in our employ during the vesting period. In determining the size of equity grants to our executives, our Compensation Committee considers comparable share ownership of executives in our compensation peer group, our company-level performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, recommendations of the Chief Executive Officer, and suggested grant levels as defined in our annual long-term incentive stock grant program.

Equity awards to new executives are made in the form of stock options. Equity grants were offered to our Executives in prior years with grants presented to our President/Chief Operating Office and Chief Financial Officer in 2009 and to our Chief Executive Officer in 2010. No grants were presented to our Executives in 2011. In the event grants of options or restricted stock are made to our executives, they are initially approved by the Compensation Committee and further approved by the entire Board.

The Compensation Committee reviews all components of the executive’s compensation when determining annual equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. We intend that the annual aggregate value of these awards will be set near median levels for companies in our compensation peer group. Typically, any new stock we grant to our executives vest at a rate of 25% per year over the first four years of the seven-year option term. Vesting ceases upon termination of employment. Exercise rights cease shortly after termination of employment except in the case of death or disability.

We do not currently have a policy to grant awards annually to our executive team, although the Compensation Committee and Board may adopt such a policy in the future. We set the exercise price of all stock options equal to the weighted average closing price of our stock over the five previous trading days on NASDAQ immediately preceding the date on which the option is granted.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including medical and dental insurance, life and disability insurance, a 401(k) plan, and a Flexible Spending Account. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. The 401(k) Plan has a Company contribution provision, which is subject to the Board’s discretion. To date, no Company contributions have been made to the Plan. The below table sets forth our general benefit package.

Benefit or Perquisite	All Full-Time Employees	Named Executive Officers
Automobile Allowance	Not Offered(1)	Not Offered
Deferred Compensation Plan	Not Offered	Not Offered
Employee Stock Purchase Plan	Not Offered	Not Offered
Flexible Spending Account	✓	✓
Health Insurance	✓	✓
Life Insurance	✓	✓
Long-Term Disability	✓	✓
Paid Time-Off	✓	✓
Retirement Savings Plan	✓	✓
Short-Term Disability	✓	✓
Tax Planning and Preparation	Not Offered	Not Offered

(1)	The Company has offered this benefit to certain employees.

Employment Agreements and Potential Payments Upon Termination or Change in Control

We have entered into employment agreements with certain of the named executive officers certain material terms of which are summarized below.

Pursuant to a letter of offer for employment with Mr. Adams, effective as of October 1, 2003, Mr. Adams is to be paid a monthly base salary, subject to adjustments from time to time, and is eligible to participate in all bonus and benefit programs including the stock option plan. Mr. Adams was also granted at hire incentive stock options exercisable to purchase 125,000 shares of common stock. In the event that Mr. Adams’ employment is terminated by us for reasons other than for cause, he is entitled to receive a severance package of six months’ salary at his then current rate of pay. Based on Mr. Adams’ current annual salary of $235,000, this severance would exceed $100,000. Mr. Adams has also entered into a non-competition and non-solicitation agreement with us, the terms of which are summarized below.

Pursuant to a letter of offer for employment with Mr. Parslow effective May 15, 2006, Mr. Parslow is to be paid a monthly base salary, and is eligible to participate in all bonus and benefit programs. Mr. Parslow has also entered into a non-competition and non-solicitation agreement, the terms of which are summarized below.

The non-competition and non-solicitation agreement for each of Messrs. Adams and Parslow provides that for a period of one year following the termination or cessation of employment with us, the employee will not (i) engage in a business that competes with our business; (ii) directly or indirectly solicit any of our employees; or (iii) directly or indirectly solicit, hire or engage as an independent contractor any person who was employed by us during the employee’s term of employment with us.

We do not currently have an employment agreement with our CEO. The CEO’s compensation is determined by the Compensation Committee of the Board which considers a variety of factors described in the Compensation Discussion and Analysis section above. We believe that the CEO’s significant shareholdings align the interests of the CEO with those of the Company as a whole.

Impact of Regulatory Requirements

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1 million paid in any taxable year to our chief executive officer and certain other highly compensated executive officers. However, certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of World Energy and its stockholders after taking into consideration changing business conditions and the performance of its employees. The Compensation Committee expects that the majority of compensation paid to our executive officers will be tax deductible to us.

EXECUTIVE OFFICERS

The following table sets forth, as of December 31, 2011, the names, ages, positions held with us and principal occupations and business experience for at least the last five years of each of our executive officers.

Name	Age	Position with the Company	Principal Occupation
Richard Domaleski	42	Director and Chief Executive Officer	Chief Executive Officer of the Company
Philip Adams	53	President & Chief Operating Officer	President & Chief Operating Officer of the Company
James Parslow	46	Chief Financial Officer, Treasurer and Secretary	Chief Financial Officer, Treasurer and Secretary of the Company

Richard Domaleski. (Please see “Information as to Directors”).

Philip Adams. Mr. Adams has served as our President since October 2007 and Chief Operating Officer since October 2003, and oversees our corporate strategy, operations, marketing, direct and channel sales, finance, IT, and human resources functions. Prior to that, Mr. Adams was a senior executive at software and internet companies including Go2 market Momentum, LLC, Exchange Applications, Inc., Pegasystems, Inc., Corporate Software, Inc., Rowe Communications, Inc., and PC Connection, Inc. Mr. Adams also worked as a strategy consultant at Corporate Decisions, Inc., a company subsequently acquired by Mercer Consulting Inc.

James Parslow. Mr. Parslow joined the Company in May 2006 and serves as our Chief Financial Officer, Treasurer and Secretary. Mr. Parslow is a Certified Public Accountant in Massachusetts with over 20 years’ experience serving private and public companies in the alternative energy, online auction and high technology manufacturing industries. Since April 2004 until joining us in 2006, Mr. Parslow was the Chief Financial Officer and Treasurer for Spire Corporation, a global solar company. Mr. Parslow began his career at a major public accounting firm and served in several finance positions, including vice president of finance and administration, at public subsidiaries of Thermo Fisher Scientific, Inc., a $10 billion global instrumentation company.

EXECUTIVE COMPENSATION

Compensation Summary

The following table contains information with respect to the compensation earned for the fiscal year ended December 31, 2011 of the individuals who served as our principal executive officer and principal financial officer in 2011 and our only other executive officers during the fiscal year ended December 31, 2011. Such persons are referred to as our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Richard Domaleski	2011	250,000	270,000	—	—	101	520,101
Chief Executive Officer	2010	250,000	220,000	—	104,691	632	575,323
	2009	250,000	125,000	—	—	—	375,000
Philip Adams	2011	235,000	212,500	—	—	101	447,601
President & Chief Operating Officer	2010	235,000	190,000	—	—	304	425,304
	2009	235,000	104,167	—	125,134	—	464,301
James Parslow	2011	190,000	120,000	—	—	304	310,304
Chief Financial Officer	2010	190,000	110,000	—	—	101	300,101
	2009	190,000	62,500	—	50,053	102	302,655

(1)	The amounts shown in this column reflect the aggregate fair date value, computed in accordance with the Financial Accounting Standards Board (“FASB”), for awards granted during the applicable year. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 9 to our audited consolidated financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on March 8, 2012.

Grants of Plan-Based Awards

The following table shows information concerning grants of plan-based awards made during 2011 to the named executive officers.

2011 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ per share)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Richard Domaleski	—	—	—	—
Philip Adams	—	—	—	—
James Parslow	—	—	—	—

(1)	The amounts shown in this column represent the grant date fair value of each option award as determined in accordance with guidance from the FASB.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding unexercised stock options held by the named executive officers as of December 31, 2011.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Richard Domaleski	12/10/10	12,500	37,500	(1)	2.81	12/10/17
Philip Adams	12/11/09	25,000	25,000	(1)	3.17	12/11/16
James Parslow	07/31/06 05/17/07 12/5/08 12/11/09	45,000 15,000 9,000 10,000	— — 3,000 10,000	(1) (1)	9.50 13.40 2.00 3.17	7/31/13 5/17/14 12/5/15 12/11/16

(1)	The options vest as to one-fourth of the total on the first anniversary of the grant date and vest quarterly thereafter over the next 3 years.

Option Exercises and Stock Vested

The following table shows information concerning exercises of plan-based awards made during 2011 to the named executive officers.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard Domaleski	—	—	—	—
Philip Adams	—	—	—	—
James Parslow	—	—	—	—

Compensation Committee Interlocks and Insider Participation

During 2011, none of the directors who served as members of the Compensation Committee was an executive officer or employee of the Company during the time that he served on the Compensation Committee.

None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2012 Annual Meeting of Stockholders.

The Compensation Committee Thad Wolfe, Chairman Edward Libbey John Wellard

Audit Committee Report

The Audit Committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2011 with our management. The Committee discussed and reviewed with Marcum LLP (“Marcum”) all communications required by generally accepted auditing standards and SEC regulations, including those described in Statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T and, with and without management present, discussed and reviewed the results of Marcum’s audit of the financial statements. The Audit Committee received from Marcum the written disclosures and letter from Marcum required by applicable requirements of the Public Company Accounting Oversight Board regarding Marcum’s communications with the Audit Committee concerning independence and discussed with Marcum the matters disclosed in this letter and their independence. The Audit Committee also considered whether Marcum’s provision of other, non-audit related services to us is compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011.

The Audit Committee John Wellard, Chairman Thad Wolfe Edward Libbey

Policies and Procedures for Related Person Transactions

Any transaction, arrangement or relationship in which World Energy is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest is subject to review and approval by the Audit Committee of our Board, pursuant to our written policy.

Such review and approval will, whenever practicable, occur prior to entry into the transaction. A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. The committee may approve or ratify a transaction only if the committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with the best interests of World Energy. The committee may impose any conditions on the related person transaction that it deems appropriate.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2011, concerning securities authorized for issuance under all of our equity compensation plans:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights(2)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities in Column (a))
Equity compensation plans approved by security holders	709,137	(1)	$4.16	30,121
Equity compensation plans not approved by security holders	—		—	—

Total	709,137		$4.16	30,121	(3)(4)

(1)	Represents shares of common stock issuable on exercise of options and unvested restricted stock under the following equity compensation plans: the 2003 Stock Incentive Plan and the 2006 Stock Incentive Plan. 102,201 shares of common stock (approximately 0.9% of the total issued and outstanding common stock) relate to options under the 2003 Stock Incentive Plan. 606,936 shares of common stock (approximately 5.1% of the total issued and outstanding common stock) relate to options and unvested restricted stock under the 2006 Stock Incentive Plan.
(2)	This column reflects the weighted average exercise price of outstanding options. The Company has no outstanding compensatory warrants.
(3)	There are currently no shares available for grant under the 2003 Stock Incentive Plan.
(4)	Our 2006 Stock Incentive Plan also provides for the issuance of restricted stock and other stock-based awards.

As of March 23, 2012, there were stock options issued and outstanding to purchase 98,201 and 568,455 shares of common stock under the 2003 and 2006 Stock Incentive Plans, respectively, and unvested restricted stock grants representing 1,010 shares of common stock under the 2006 Stock Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock. These persons are required by SEC regulation to furnish the Company with copies of all such reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers and directors and beneficial owners of more than 10% of the Company’s stock, have been complied with for the period which this Form 10-K relates.

PROPOSAL 2

TO AMEND OUR 2006 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON

STOCK COVERED BY THE PLAN BY 800,000 SHARES FROM 873,816 TO 1,673,816

On February 3, 2012, the Board of Directors of the Company adopted, subject to stockholder approval, an amendment to our 2006 Stock Incentive Plan, or the 2006 Plan, increasing the number of shares of common stock (subject to adjustment in the event of stock splits and other similar events) that may be issued pursuant to awards granted under the 2006 Plan by 800,000 from 873,816 (approximately 7.4% of the currently issued and outstanding common stock of the Company) to 1,673,816 (approximately 14.1% of the currently issued and outstanding common stock of the Company).

The Board of Directors believes that the future success of the Company depends, in large part, upon the ability of the Company to maintain a competitive position in attracting, retaining and motivating key personnel.

Accordingly, the Board of Directors believes the amendment to the 2006 Plan is in the best interests of the Company and its stockholders and unanimously recommends a vote “FOR” the amendment to the 2006 Plan in the form attached hereto as Appendix A to increase the number of shares of common stock issuable thereunder by 800,000.

Description of the 2006 Plan

The following is a brief summary of the 2006 Plan and is qualified in its entirety by the text of the Plan set forth in Appendix A hereto.

Types of Awards

The 2006 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, (the “Code”), non-statutory stock options, restricted stock, and other stock unit awards as described below (and collectively referred to herein as Awards).

Incentive Stock Options and Non-statutory Stock Options. Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. The exercise price shall not be less than the volume weighted average trading price of the shares of common stock of the Company on the Toronto Stock Exchange or another stock exchange on which the majority of the trading volume and value of such shares occurs for the five trading days immediately preceding the date on which the option is granted. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than 100% of the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the Company). The 2006 Plan permits the following forms of payment of the exercise price of options: (i) payment by cash, check or in connection with a “cashless exercise” through a broker, (ii) subject to certain conditions, delivery to the Company of shares of common stock, (iii) subject to certain conditions, delivery to the Company of a promissory note, (iv) any other lawful means of payment, or (v) any combination of these forms of payment.

Restricted Stock Awards. Restricted Stock Awards entitle recipients to acquire shares of common stock, subject to the right of the Company to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award.

Other Stock Unit Awards. Under the 2006 Plan, the Board of Directors has the right to grant other Awards based upon the common stock having such terms and conditions as the Board of Directors may determine, including entitling recipients to receive shares of common stock to be delivered in the future.

Transferability of Awards

Except as the Board of Directors may otherwise determine or provide in an Award, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, Awards are exercisable only by the participant.

Eligibility to Receive Awards

Employees, officers, directors, consultants and advisors of the Company and its subsidiaries are eligible to be granted Awards under the 2006 Plan. For purposes of the 2006 Plan, “Company” includes any of World Energy’s present or future parent or subsidiary corporations and any other business venture in which World Energy has a significant interest as determined by the Board. Under present law, however, incentive stock options may only be granted to employees of World Energy and its subsidiaries.

The maximum number of shares with respect to which Awards may be granted to any participant under the 2006 Plan may not exceed 75,000 shares per calendar year.

Also, the number of Shares issuable to officers, directors and other insiders (as defined under applicable exchange rules), as a group, under all of our equity compensation arrangements may not exceed 10% of the outstanding shares of our common stock as at the date of grant of any award to such a person. Further, the number of shares of our common stock issued to all officers, directors and other insiders, as a group, within any one-year period under all of our equity compensation arrangements may not exceed 10% of the outstanding shares of our common stock as at the date of grant of any award to such a person.

Plan Benefits

As of March 2, 2012, approximately 86 persons were eligible to receive Awards under the 2006 Plan, including the Company’s three executive officers and four non-employee directors. The granting of Awards under the 2006 Plan is discretionary, and the Company cannot now determine the number or type of Awards to be granted in the future to any particular person or group.

Administration

The 2006 Plan is administered by the Board of Directors. The Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2006 Plan and to interpret the provisions of the 2006 Plan. Pursuant to the terms of the 2006 Plan, the Board of Directors may delegate authority under the 2006 Plan to one or more committees or subcommittees of the Board of Directors or to one or more officers of the Company.

Subject to any applicable limitations contained in the 2006 Plan, the Board of Directors, the Compensation Committee, or any officer or other committee to whom the Board of Directors delegates authority, as the case may be, selects the recipients of Awards and determines (i) the number of shares of common stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options, (iii) the duration of options, and (iv) the number of shares of common stock subject to any option, restricted stock award or other stock unit Award and the terms and conditions of such Awards, including conditions for repurchase, issue price and repurchase price.

The Board of Directors is required to make appropriate adjustments in connection with the 2006 Plan and any outstanding Awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The 2006 Plan also contains provisions addressing the consequences of any Reorganization Event, which is defined as (a) any merger or consolidation of the Company with or into another entity as a result of which all of the common stock of the Company is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled, (b) any exchange of all of the common stock of the Company for cash, securities or other property pursuant to a share exchange transaction, or (c) any liquidation or dissolution of the Company. In connection with a Reorganization Event, the Board of Directors will take any one or more of the following actions as to all or any outstanding Awards on such terms as the Board of Directors determines: (i) provide that Awards will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice, provide that all unexercised Options or other unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised within a specified period following the date of such notice, (iii) provide that outstanding Awards will become exercisable, realizable or deliverable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of common stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (referred to as the Acquisition Price), make or provide for a cash payment to an Award holder equal to (A) the Acquisition Price times the number of shares of common stock subject to the holder’s Awards (to the extent the exercise price does not exceed the Acquisition Price) minus (B) the aggregate exercise price of all the holder’s outstanding Awards, in exchange for the termination of such Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (vi) any combination of the foregoing.

If any Award expires or is terminated, surrendered, canceled or forfeited, the unused shares of common stock covered by such Award will again be available for grant under the 2006 Plan, subject, however, in the case of incentive stock options, to any limitations under the Code.

Provisions for Subplans

The Board of Directors may establish subplans or procedures under the 2006 Plan to recognize differences in laws, rules, regulations or customs of various jurisdictions with respect to tax or securities matters.

Amendment or Termination

No Award may be made under the 2006 Plan after August 24, 2016, but Awards previously granted may extend beyond that date. The Board of Directors may at any time amend, suspend or terminate the 2006 Plan. Without limiting the foregoing, the Board of Directors may make the following amendments to the Plan only upon receiving both stockholder and regulatory approval:

•	any amendment to the number of shares issuable under the 2006 Plan, including an increase to a fixed maximum number of Shares;

•	any change to the price at which an Award becomes exercisable;

•	any change to the definition of “participant” which would have the potential of broadening or increasing insider participation;

•	the addition of any form of financial assistance; and

•	any amendment to a financial assistance provision which is more favorable to participants.

Without limiting the foregoing, the Board of Directors may, without stockholder approval (provided such approval is not required by any applicable laws or regulations) and subject only to receipt of any requisite regulatory approval, in its sole discretion, make all other amendments to the 2006 Plan that are not of the type contemplated above, including, without limitation:

•	amendments of a housekeeping nature; and

•	a discontinuance of the Plan.

The Board of Directors determines the effect on an Award of the disability, death, termination of employment, authorized leave of absence or other change in the employment or other status of a participant and the extent to which, and the period during which, the participant, or its legal representative, conservator, guardian or beneficiary, may exercise rights under the Award.

If stockholders do not approve the amendment to the 2006 Plan, the amendment will not go into effect, and the number of shares of common stock available under the 2006 Plan will remain unchanged. In such event, the Board of Directors will consider whether to adopt alternative arrangements based on its assessment of the needs of the Company.

United States Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the 2006 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all Awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. The plan provides that no Award will provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board of Directors, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options

A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or its corporate parent or 50%-or-more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Non-statutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Non-statutory Stock Options

A participant will not have income upon the grant of a non-statutory stock option. A participant will have compensation income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards

A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock Unit Awards

The tax consequences associated with any other stock unit Award granted under the 2006 Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award and the participant’s holding period and tax basis for the Award or underlying common stock.

Tax Consequences to the Company

There will be no tax consequences to the Company except that the Company will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) and Section 280G of the Code.

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Although Delaware law does not require that the selection by the Audit Committee of our independent registered public accounting firm be approved each year by the stockholders, the members of the Audit Committee and the other members of the Board believe it is appropriate to submit the selection of the independent registered public accounting firm to the stockholders for their ratification. The Audit Committee and the Board recommend that the stockholders ratify the selection of Marcum LLP (“Marcum”) as our independent registered public accounting firm for 2012. If the stockholders do not ratify the selection of Marcum, the Audit Committee will reconsider its selection. The Audit Committee further reserves its right from time to time to reassess its selection and to engage a new firm as our independent registered public accounting firm.

We expect that representatives of Marcum will be present at the annual meeting. They will be given the opportunity to make a statement if they desire to do so and will also be available to respond to questions from stockholders.

During 2011, Marcum provided various audit, audit-related and tax services to us. The Audit Committee has adopted policies and procedures which require the Audit Committee to pre-approve all audit and non-audit services performed by Marcum in order to assure that the provision of such services does not impair Marcum’s independence. The term of any pre-approval is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period, and the Audit Committee sets specific limits on the amount of each such service we obtain from Marcum.

The aggregate fees incurred for professional services by Marcum in 2011 and 2010 for audit, audit-related, tax and non-audit services were:

Type of Fees	2011	2010
Audit Fees:	$375,358	$157,238
Audit-Related Fees:	—	—
Tax Fees:	20,000	18,000
All Other Fees:	6,429	—

Total:	$401,787	$175,238

Audit fees include fees we paid Marcum for professional services for the audit of our annual financial statements included in our annual report on Form 10-K, review of financial statements included in our quarterly reports on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements, such as comfort letters and consents. Audit fees for 2011 include all costs associated with our acquisitions of Co-eXprise, Inc. (“Co-eXprise”), Northeast Energy Solutions, LLC and GSE Consulting, LP, including audited financial statements for regulatory requirements, $67,501 of which was paid to Alpern Rosenthal for audit fees related to the acquisition of Co-eXprise. Audit related fees include services rendered for accounting and tax consultation. Tax fees include fees for tax compliance and tax advice. There were no other professional services rendered by Marcum in 2011 or 2010.

The Audit Committee and the Board of Directors recommend that stockholders vote “FOR” the ratification of the selection of Marcum LLP as our independent registered public accounting firm for 2012.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or telephone number: World Energy Solutions, Inc., 446 Main Street, Worcester, MA 01608, Attention: Carolyn Oldenburg, General Counsel, (508) 459-8100. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be held on May 17, 2012

The SEC has adopted new rules to allow proxy materials to be posted on the Internet and to provide only a Notice of Internet Availability of Proxy Materials to shareholders. For this proxy statement, the Company has chosen to follow the SEC’s full set delivery option and we are mailing a full set of our proxy materials to the Company’s shareholders. As required by the new rules, we also are posting this Proxy Statement and our Annual Report on Form 10-K online. The Proxy materials are available at www.edocumentview.com/xwe. Meeting directions are available by calling our corporate headquarters at (508) 459-8100.

STOCKHOLDER PROPOSALS

In order for any stockholder proposal to be included in the proxy statement for our 2013 Annual Meeting of Stockholders, such proposal must be received at our principal executive offices, 446 Main Street, Worcester, MA 01608, Attention: James Parslow, Secretary, not later than January 19, 2013 and must satisfy certain rules of the SEC.

Nominations and proposals of stockholders (other than proposals made in accordance with Rule 14a-8 of the Securities Exchange Act of 1934) may also be submitted to us for consideration at the 2013 Annual Meeting if certain conditions set forth in our bylaws are satisfied. Such nominations (and other stockholder proposals) must be received in writing by us not less than 90 days nor more than 120 days prior to the first anniversary of the 2012 Annual Meeting, which dates will be February 16, 2013 and January 17, 2013, respectively. If the date of the 2013 Annual Meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2012 Annual Meeting, nominations or other proposals must be received no earlier than the 120th day prior to the 2013 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2013 Annual Meeting and the 10th day following the day on which notice of the 2013 Annual Meeting was mailed or public disclosure of the date of 2013 Annual Meeting was made, whichever occurs first. To submit a nomination or other proposal, a stockholder should send the nominee’s name or proposal and appropriate supporting information required by our bylaws to the attention of our Secretary at the address provided above.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	This proxy will be voted in accordance with any directions herein given. If no direction is given, this proxy will be voted “FOR” the director nominees and “FOR” proposals 2 and 3.

1. ELECTION OF DIRECTORS:	For	Withhold	+

01 - Richard Domaleski	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Amendment of our 2006 Stock Incentive Plan to increase the number of shares of common stock covered by the plan by 800,000 shares from 873,816 to 1,673,816.	☐	☐	☐	3.	Ratification of the appointment of Marcum LLP as the independent registered public accounting firm for the Company for the current fiscal year.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		I PLAN TO ATTEND THE MEETING.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereof the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

IMPORTANT — PLEASE SIGN AND RETURN THIS PROXY PROMPTLY. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of shareholders.

The Proxy Statement and 10K Wrap are available at:

www.edocumentview.com/XWES

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — World Energy Solutions, Inc.

For the Annual Meeting of the Stockholders of

World Energy Solutions, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF THE COMPANY

The undersigned, revoking all prior proxies, hereby appoint(s) Philip Adams and Jacqueline Merl, and each of them, as proxies of the undersigned (with full power of substitution in them and each of them) to attend and represent the undersigned at the Annual Meeting of Stockholders of World Energy Solutions, Inc. (the “Company”) to be held at the Beechwood Hotel, 363 Plantation Street, Worcester, Massachusetts 01605 on May 17, 2012, at 10:00 a.m., and any adjourned sessions thereof, and there to act and vote as indicated, upon all matters referred to on the reverse side and described in the proxy statement relating to the annual meeting, all shares of Common Stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess, if personally present at the meeting and at any adjourned sessions thereof. Each of the following matters is being proposed by the Board of Directors of the Company.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

(Continued and to be signed on the reverse side)